Exhibit (d)(4)

Commitment Letter

New Enterprise Associates
1954 Greenspring Drive, Suite 600
Timonium, MD 21093

December 23, 2024

NH Holdings 2025, Inc.
c/o New Enterprise Associates
1954 Greenspring Drive, Suite 600
Timonium, MD 21093

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among NH Holdings 2025, Inc., a Delaware corporation (“Parent”), NeueHealth, Inc., a Delaware corporation (the “Company”), and NH Holdings Acquisition 2025, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.          Commitment. Each of the undersigned entities set forth on the signature pages hereto under the heading “Sponsors” (collectively, the “Sponsors” and each of them a “Sponsor”) hereby commits, severally (and not jointly), and on a pro rata basis in accordance with the percentages indicated on Exhibit A (each such Sponsor’s “Pro Rata Portion”), subject to the terms and conditions set forth in this letter agreement (including Section 2), that at the Closing, the Sponsors shall purchase, and/or cause the purchase of, securities of Parent for cash in an aggregate amount equal to $30,000,000 (the “Commitment”), which capital shall be used by Parent solely for the purpose of funding, to the extent necessary to fund, the payment by Parent at the Closing of the Required Amount pursuant to, and in accordance with, the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement; provided, however, that (a) the Sponsors and/or their Affiliates shall not, under any circumstances, be obligated to contribute to, purchase securities of, or otherwise provide funds to, Parent in any amount in excess of the Commitment, (b) the capital provided by the Sponsors and/or their Affiliates to Parent pursuant to this letter agreement may only be used by Parent to satisfy the obligations described in this sentence, and not for any other purpose, and (c) funding of the Commitment will occur contemporaneous with the Closing and the simultaneous issuance to the Sponsors and/or their Affiliates of securities of Parent.  Each Sponsor may effect the purchase of securities of Parent directly or indirectly through one or more Affiliates.  The amount of the Commitment to be funded under this letter agreement will be reduced, dollar for dollar, to the extent that Parent does not require the full Commitment to pay the Required Amount at the Closing by reason of Parent obtaining funds available to pay the Required Amount from other sources.

2.         Conditions.  The Commitment, including the obligation of each Sponsor to fund, or cause the funding of, its Pro Rata Portion of the Commitment, shall be subject to (a) the satisfaction in full, or waiver by Parent (which waiver each Sponsor consents to in writing), of each of the conditions set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions prior to or substantially concurrent with the Closing) and (b) (i) the substantially concurrent completion of the Closing in accordance with the terms of the Merger Agreement or (ii) the Company having irrevocably confirmed to Parent in writing that (A) each of the conditions set forth in Section 7.1 and Section 7.3 of the Merger Agreement have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions prior to or substantially concurrent with the Closing) and (B) the Company is ready, willing and able to consummate the Closing.

3.         Limited Guaranty; Enforceability.  Concurrently with the execution and delivery of this letter agreement, each Sponsor is executing and delivering to the Company a limited guaranty, dated as of the date hereof (the “Limited Guaranty”).  Notwithstanding anything in this letter agreement or the Limited Guaranty to the contrary, each Sponsor agrees and acknowledges that the Company is a third party beneficiary of this letter agreement and has the right to seek specific performance of each Sponsor’s obligation to contribute capital and fund the Commitment, in each case, if and only to the extent permitted by, and subject to the limitations set forth in, Section 10.1 of the Merger Agreement.  This letter agreement may only be enforced by (a) Parent or (b) the Company pursuant to the Company’s right to seek specific performance of each Sponsor’s obligation to contribute capital and fund the Commitment to the extent permitted by, and subject to the limitations set forth in, Section 10.1 of the Merger Agreement and for no other purpose (including, without limitation, any claim for monetary damages hereunder), and no other third party shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement.  Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered contemporaneously herewith, for the avoidance of doubt, in no event shall a Sponsor have any obligation to make any payment or contribution hereunder at any time after the Sponsors have made payment of the Guaranteed Obligations (as defined in the Limited Guaranty) in full under the Limited Guaranty.

4.           Enforceability by Creditors.  Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

5.          No Modification; Entire Agreement.  This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, each Sponsor and the Company; provided, however, that the Sponsors may amend this letter agreement solely to the extent necessary to reflect any assignment permitted by Section 6 (solely to the extent such assignment is permitted hereby).  Parent hereby acknowledges and agrees that it shall not agree to amend or otherwise modify, or waive any of its rights under, the Merger Agreement without the prior written consent of each Sponsor.  Together with the Merger Agreement, the Confidentiality Agreement and the Limited Guaranty, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between each Sponsor or any of its Affiliates (other than Parent and Merger Sub), on the one hand, and Parent or any of its Affiliates (other than a Sponsor), on the other hand, with respect to the subject matter hereof.  Except as expressly permitted in Section 1 and Section 6, no transfer of any rights or obligations hereunder shall be permitted without the consent of Parent, each Sponsor and the Company.  Any transfer in violation of the preceding sentence shall be null and void.

6.          Assignment.  Each Sponsor may assign all or a portion of its obligations to fund the Commitment to any of its Affiliates; provided, however, that (a) no such assignment shall relieve such Sponsor from any of its obligations hereunder and Parent shall not be required to seek to enforce its rights hereunder against any assignee prior to seeking to enforce its rights hereunder against such Sponsor and (b) such assignment does not result in any additional consent or approval of, or filing, declaration or registration with, any Governmental Authority being required to consummate the transactions contemplated by the Merger Agreement or have the effect of preventing, impairing or delaying the transactions contemplated by the Merger Agreement or the funding of the Commitment.  Notwithstanding anything to the contrary set forth herein, Parent may assign its rights under this letter agreement to any Person to which Parent assigns its interest in the Merger Agreement in accordance with the Merger Agreement.

7.          Governing Law; Jurisdiction; Service of Process.  This letter agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or related to this letter agreement or the negotiation, execution or performance of this letter agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this letter agreement), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware), and any appellate court from any thereof, in any Action arising out of or relating to this letter agreement or the negotiation, execution or performance of this letter agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the in the State of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this letter agreement or the negotiation, execution or performance of this letter agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter agreement) in the aforementioned courts, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in this letter agreement shall be effective service of process for any Action brought in any such court.

8.         Waiver of Jury Trial.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS LETTER AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR LIMITED GUARANTY AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS LETTER AGREEMENT, THE LIMITED GUARANTY OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.          Counterparts.  This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.  If any signature is delivered by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such PDF signature were an original thereof.

10.         No Third-Party Beneficiaries.  Except as provided in Section 3 and Section 5, this letter agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, including the right to rely upon the representations and warranties set forth herein~~.~~

11.        Confidentiality.  This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement, the Limited Guaranty, the Proxy Statement and the Schedule 13E-3), except with the written consent of each Sponsor; provided, however, that, without the consent of each Sponsor, (i) Parent may disclose the existence of this letter agreement to the extent required by applicable Law or the applicable rules of any national securities exchange or to each party’s respective directors, employees, attorneys and other representatives, (ii) this letter agreement may be provided to the Company (so long as the Company agrees to keep, and agree to cause its Affiliates, directors, employees and attorneys to keep, this letter agreement confidential on terms that are substantially identical to the terms (and subject to the exceptions) contained in this sentence) and (iii) the Company may disclose this letter agreement (x) to its Affiliates, directors, employees and attorneys, (y) to the extent required by applicable Law or the rules of any national securities exchange and (z) in connection with any dispute or litigation relating to the Merger Agreement or the transactions contemplated by the Merger Agreement.

12.        Termination.  This letter agreement, and the obligation of Sponsor to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the completion of the Closing (including delivery of the aggregate Per Share Merger Consideration payable to the Eligible Holders to the Paying Agent), (b) the valid termination of the Merger Agreement in accordance with its terms (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement  that is not, or is later determined not to have been, a valid termination shall not give rise to a termination of this letter agreement pursuant to this clause (b)), and (c) the date of commencement by (x) the Company or any of its controlled Affiliates or (y) Parent or Merger Sub (at the written request or written direction of the Company) of an Action asserting any claim (whether in tort, contract or otherwise) under, or in respect of, the Merger Agreement, the Limited Guaranty, this letter agreement or the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith) against any Sponsor, Parent, Merger Sub or any Sponsor Affiliate (as defined below), other than a claim (i) against any Sponsor (or its  assignees  or  successors) under the Limited Guaranty pursuant to the terms thereof and subject to the limitations set forth therein, (ii) against any Sponsor (or its assignees  or  successors) seeking specific performance of such Sponsor’s obligation to fund its Pro Rata Portion of the Commitment in accordance with the terms hereof and pursuant to, and subject to the limitations set forth in, Section 10.1 of the Merger Agreement, (iii) against Parent or Merger Sub (or  their  respective assignees or successors) under the Merger Agreement pursuant to the terms thereof and subject to the limitations set forth therein or (iv) relating to a breach of the Confidentiality Agreement (the agreements and instruments referred to in the foregoing clauses (i) through (iv), the “Excepted Agreements”).  Upon the valid termination of this letter agreement, each Sponsor and each Sponsor’s permitted assignees shall not have any further obligations or liabilities hereunder.

13.        No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, Parent covenants, agrees and acknowledges for itself and its Affiliates that no Person other than each Sponsor and its permitted assignees or successors has or shall have any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that a Sponsor or any of its permitted assigns may be a partnership or limited liability company, except for the rights of the Company, its controlled Affiliates and/or Parent, as applicable, under the Excepted Agreements against the parties thereto, in accordance with the terms thereof and subject to the limitations set forth therein, no Person, including the Company and Parent, has any right of recovery against, and no recourse under this letter agreement or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys and other representatives or assignees of any Sponsor or any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, other Representative or assignee of any of the foregoing (each, other than the Sponsors, Parent and Merger Sub, a “Sponsor Affiliate”), whether by the enforcement of any judgment, fine or penalty, or by any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Sponsor Affiliate, as such, for any obligation of a Sponsor under this letter agreement or the transactions contemplated hereby, in respect of any oral representations made or alleged to be made in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Parent further agrees that neither it nor any of its Affiliates shall have any right of recovery against any Sponsor or any Sponsor Affiliate, whether by piercing of the corporate veil, by a claim on behalf of Parent against any Sponsor or any Sponsor Affiliate, or otherwise, except for Parent’s right to require each Sponsor to contribute capital to Parent and fund its Pro Rata Portion of the Commitment under and to the extent provided in this letter agreement subject to the terms and conditions hereof.  Parent hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against any Sponsor or any Sponsor Affiliate except for claims solely against a Sponsor under this letter agreement.

14.       Representations and Warranties.  Each Sponsor hereby represents and warrants to Parent as follows:

(a)        it is a limited partnership, limited liability company, corporation or other legal entity, duly organized and validly existing under the laws of the state of its formation;

(b)        it has all limited partnership, limited liability, corporate or other applicable power and authority to execute, deliver and perform this letter agreement and consummate the transactions contemplated hereby;

(c)        the execution, delivery and performance of this letter agreement by it have been duly authorized by all necessary action and do not contravene or violate any provision of such Sponsor’s organizational documents or violate in any material respect any Law or contractual restriction binding on such Sponsor or its assets;

(d)      all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by such Sponsor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement, except to the extent that the occurrence of any of the foregoing items, individually or in the aggregate, would not reasonably be expected to materially delay or impair the ability of such Sponsor to perform its obligations under this letter agreement;

(e)      this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of such Sponsor enforceable against such Sponsor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(f)        such Sponsor has the financial capacity to pay and perform all of its obligations under this letter agreement promptly as they become due, and all funds necessary for such Sponsor to fulfill its obligations under this letter agreement shall be available to such Sponsor for so long as this letter agreement shall remain in effect in accordance with the terms hereof; and

(g)        such Sponsor’s Pro Rata Portion of the Commitment is less than the maximum amount that such Sponsor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise.

[Signature Page Follows]

Very truly yours,

SPONSORS

NEA 18 VENTURE GROWTH EQUITY, L.P.

By: NEA PARTNERS 18 VGE, L.P.,
Its General Partner

By: NEA 18 VGE, LLC,
Its General Partner

By:	/s/ Stephanie Brecher
Name:	Stephanie Brecher
Title:	Chief Legal Officer

NEW ENTERPRISE ASSOCIATES 17, L.P.
By: NEA PARTNERS 17, L.P.,
Its General Partner

By: NEA 17 GP, LLC,
Its General Partner

By:	/s/ Stephanie Brecher
Name:	Stephanie Brecher
Title:	Chief Legal Officer

[Signature Page to Commitment Letter]

NEW ENTERPRISE ASSOCIATES 16, L.P.
By: NEA PARTNERS 16, L.P.,
Its General Partner

By: NEA 16 GP, LLC,
Its General Partner

By:	/s/ Stephanie Brecher
Name:	Stephanie Brecher
Title:	Chief Legal Officer

NEW ENTERPRISE ASSOCIATES 15, L.P.
BY: NEA PARTNERS 15, L.P., Its General Partner
BY: NEA 15 GP, LLC, Its General Partner

By:	/s/ Stephanie Brecher
Name:	Stephanie Brecher
Title:	Chief Legal Officer

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

NH HOLDINGS 2025, INC.

By:	/s/ Stephanie Brecher
Name:	Stephanie S. Brecher
Title:	Authorized Signatory

[Signature Page to Equity Commitment Letter]

Exhibit A

Investor	Pro Rata Portion
New Enterprise Associates 15, L.P.	25%
New Enterprise Associates 16, L.P.	25%
New Enterprise Associates 17, L.P.	25%
NEA 18 Venture Growth Equity, L.P.	25%
Total	100.00%